EXHIBIT 99.3


                        [MICHAEL FOODS, INC. LETTERHEAD]


Contact:  Mark D. Witmer
          ASSISTANT TREASURER
          (612) 546-1500

For Immediate Release

     MICHAEL FOODS' DAIRY PRODUCTS DIVISION ANNOUNCES VOLUNTARY PRODUCT RECALL - INCLUDES ONLY CERTAIN CARTONED DAIRY PRODUCTS

     MINNEAPOLIS, February 8 -- Michael Foods, Inc. (Nasdaq\NMS:MIKL) today announced its Kohler Mix Specialties, Inc. subsidiary has, as a precautionary measure, initiated a voluntary recall of certain cartoned dairy products. After an initial limited recall, the Company on February 6, 1999 broadened the recall to include 8 ounce, 10 ounce, pint and quart cartons of ultra-high temperature ("UHT") pasteurized regular and chocolate milk, half & half, and whipping cream sold primarily to customers who distribute to the retail grocery market.

     The expanded recall was initiated after it was learned that several milk cartons produced at Kohler's White Bear Lake, MN plant showed the presence, or the potential presence, of Listeria monocytogenes, an organism which can cause serious and sometimes fatal infections in young children, frail or elderly people, and others with weakened immune systems. Healthy individuals may suffer only short-term symptoms, such as fever, headaches, stiffness, nausea, abdominal pain and diarrhea, from listeria infection. However, management noted that there has been no report of a serious illness related to the products subject to the recall.

     The source of the possible contamination is unknown at this time. Kohler Mix has done extensive testing of production samples. All samples have tested negative for the presence of listeria. Officials from the Minnesota Department of Agriculture and the U.S. Food and Drug Administration have been advised of the situation and are working with Kohler Mix to monitor the recall.

     A complete listing of the products under recall can be found on Michael Foods' web site at www.michaelfoods.com where a February 6, 1999 consumer alert news release can be found.

     Gregg A. Ostrander, President and Chief Executive Officer of Michael Foods, Inc., commented, "We take our commitment to quality very seriously. We have decided to take this voluntary, precautionary measure at our Kohler Mix subsidiary to ensure consumer safety."

     None of Kohler's production from its Sulphur Springs, TX plant is affected and no other products produced at the White Bear Lake plant are affected, including its main mix products and creamer products. The recalled products represent approximately 1% of the fluid milk processed


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     at the White Bear Lake plant annually and less than 1% of the fluid milk processed by the division annually. Management also stressed that all cartoned production lines at the White Bear Lake facility are undergoing a thorough inspection. Production of cartoned products is expected to resume in the near future. As an additional precaution, Kohler has enhanced its "test and release" process whereby all cartoned products will undergo additional quality assurance measures prior to shipping.

     Kohler Mix Specialties, Inc. represented approximately 14% of corporate net sales and 8% of corporate operating earnings for the nine months ended September 30, 1998.

     Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

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02-08-99


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